Exhibit 10.2

Stock Option Grant

Staples, Inc.

Employer ID: 04-2896127

500 Staples Drive

Framingham, MA 01702

ACCOUNT ID:
«FirstName» «MiddleName» «LastName»	LOCATION:
«Address1»
«Address2»
«Address3»
«City», «State» «Zip»
«Country»

You have been granted an option to purchase Staples, Inc. Common Stock as follows:

Type of Option:	Non-Qualified Stock Option
Grant No.:
Stock Option Plan:	2004
Date of Grant:
Total Number of Option Shares:
Option Price per Share:	US$
Total Exercise Price of Option Shares:	US$

Vesting Date	Number of Shares Vesting on Vesting Date

By your acceptance of this Stock Option Grant, you agree that this option is granted under and governed by the terms and conditions of Staples, Inc.’s Amended and Restated 2004 Stock Incentive Plan (as further amended or restated from time to time) and by the terms and conditions of Staples, Inc.’s Non-Qualified Stock Option Agreement, which is attached hereto.

Staples, Inc.

Ronald L. Sargent

Chairman and Chief Executive Officer

Attachment: Staples, Inc. Director Stock Option Agreement

STAPLES, INC. DIRECTOR STOCK OPTION AGREEMENT

1. Grant of Option.  Staples, Inc., a Delaware corporation (“Staples”), hereby grants to the Optionee named on the reverse hereof an option, pursuant to Staples’ Amended and Restated 2004 Stock Incentive Plan (the “Plan”), to purchase an aggregate of the Total Number of Option Shares of Common Stock of Staples stated on the reverse hereof at a price per share equal to the Option Price per Share stated on the reverse hereof, purchasable as set forth in, and subject to the terms and conditions of, this Option Agreement and the Plan.

2. Non-Statutory Stock Option.  This option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Exercise of Option and Provisions for Termination.

(a) Vesting Schedule.  Except as otherwise provided in this Agreement, this option may be exercised up to and including the tenth anniversary of the Date of Grant set forth on the reverse hereof (hereinafter the “Expiration Date”) in installments as to not more than the number of shares commencing on the respective vesting dates set forth in the table on the reverse hereof.  Notwithstanding the foregoing: (1) if the Optionee ceases to serve as a director of Staples before the vesting date set forth in the table on the reverse hereof, no shares of Common Stock shall become exercisable on such vesting date following the cessation of his or her service as director; and (2) this option shall immediately become exercisable in full in the event (i) a Change in Control (as defined below) of Staples occurs,  (ii) the Optionee ceases to serve as a director of Staples due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision) or (iii) the Optionee ceases to serve as a director of Staples after attaining age 72.

(b)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 3(b)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 3(b)(i), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 3(b)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(c) Continuous Service as Director Required.  Except as otherwise provided in this Section 3(c), this option shall terminate, and may no longer be exercised by the Optionee, on the date six months after the Optionee ceases to serve as a director of Staples.  In the event (1) the Optionee ceases to serve as a director of Staples due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision), or (2) the Optionee dies within six months after he or she ceases to serve as a director of Staples, then the exercisable portion of this option may be exercised within the period of one year following the date the Optionee ceases to serve as a director, by the Optionee or by the person to whom this option is transferred by will or by the laws of descent and distribution. In the event the Optionee ceases to serve as a director of Staples after attaining age 72, then the exercisable portion of this option may be exercised within three years following the date the optionee ceases to serve as a director, by the Optionee or by the person to whom this option is transferred by will or by the laws of descent and distribution Notwithstanding the foregoing, each option shall terminate, and may no longer be exercised, on the date 10 years after the Date of Grant.

(d) Exercise Procedure.  Subject to the conditions set forth in this Agreement, this option shall be exercised by the Optionee’s delivery of written notice of exercise to the Secretary of Staples specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 4.  Such exercise shall be effective upon receipt by the Secretary of Staples of such written notice together with the required payment.  The Optionee may purchase fewer than the total number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

4. Payment of Purchase Price.

(a)  Method of Payment.  Payment of the purchase price for shares purchased upon exercise of this option shall be made (i) by delivery to Staples of cash or a check to the order of Staples in an amount equal to the purchase price of such shares, (ii) subject to the consent of Staples, by delivery to Staples of shares of Common Stock of Staples then owned by the Optionee having a fair market value equal in amount to the purchase price of such shares, (iii) by any other means which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 and Regulation T promulgated by the Federal Reserve Board), or (iv) by any combination of such methods of payment.  Notwithstanding the prior sentence, under no circumstances may payment for shares be made by a promissory note.

(b)  Valuation of Shares or Other Non-Cash Consideration Tendered in Payment of Purchase Price.  For the purposes hereof, the fair market value of any share of Staples’ Common Stock or other non-cash consideration which may be delivered to Staples in exercise of this option shall be determined in good faith by the Board of Directors of Staples.

(c)  Delivery of Shares Tendered in Payment of Purchase Price.  If the Optionee exercises this option by delivery of shares of Common Stock of Staples, the certificate or certificates representing the shares of Common Stock of Staples to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to Staples, and the Common Stock delivered may not be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirement and must have been held for at least six months if such Common Stock was previously issued to the Optionee through a Staples compensation plan.  Fractional shares of Common Stock of Staples will not be accepted in payment of the purchase price of shares acquired upon exercise of this option.

5. Delivery of Shares; Compliance With Securities Law, Etc.

(a) General.  Staples shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires Staples to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

(b) Listing, Qualification, Etc.  This option shall be subject to the requirement that if, at any time, counsel to Staples shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure, or satisfaction of such other condition shall have been affected or obtained on terms acceptable to the Board of Directors.  Nothing herein shall be deemed to require Staples to apply for, effect or obtain such listing, registration, qualification, or disclosure or satisfy such other condition.

6. Transferability of Option.  This option is personal and may not be transferred other than by will or the laws of descent and distribution or, upon notice to Staples, for estate planning purposes to entities that are beneficially owned entirely by family members, and this option shall be exercised during the lifetime of the Optionee only by the Optionee or his or her legal representative.  Other than pursuant to the prior sentence, no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process.  All transferees of this Option must agree to be governed by all of the terms and conditions of this Agreement.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of Staples, become null and void.

7. Limitation of Rights

(a) No Right to Continue as a Director.  Neither the Plan, nor the granting of this option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that Staples will retain the Optionee as a director for any period of time.

(b) No Stockholders’ Rights for Options.  The Optionee shall have no rights as a stockholder with respect to the shares of Common Stock covered by this option until the date of the issuance to him or her of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided in Section 9 of the Plan) for which the record date is prior to the date such certificate is issued.

8. Adjustment Provisions for Recapitalizations and Related Transactions.  In the event of any recapitalization, reclassification of shares, stock dividend, stock split, reverse stock split, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than an ordinary cash dividend, the Optionee shall, with respect to this option or any unexercised portion thereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

9. Mergers, Consolidations, Asset Sales, Liquidations, Etc.  In the event of a merger or consolidation or any share exchange transaction in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, prior to the Expiration Date or termination of this option, the Optionee shall, with respect to this option or any unexercised portion thereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

10. Withholding Taxes.  Staples’ obligation to deliver shares of Common Stock upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

11. Miscellaneous.

(a) Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Optionee unless the Board of Directors of Staples determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Optionee.  However, in no event may this Option be converted into a stock appreciation right.  This Option Agreement may be executed in multiple counterparts, each of which shall represent the same option agreement.

(b) All notices under this option shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Optionee to his or her last known address on the records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c) This option shall be governed by and construed in accordance with the laws of the State of Delaware.